Exhibit (g)(3)

EXHIBIT B
(updated December 19, 2022)

Fund Names
Separate Series of Spinnaker ETF Series

Name of Series
Parabla Innovation ETF
Trajan Wealth Income Opportunities ETF
UVA Dividend Value ETF
UVA Unconstrained Medium-Term Fixed Income ETF